Exhibit 10



                             AGREEMENT AND PLAN OF MERGER

                                       BETWEEN

                                 MALT ACQUIRING, INC.

                                         AND

                                THE LION BREWERY, INC.

                               DATED SEPTEMBER 17, 1998

                                  TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----

          ARTICLE 1

                                      The Merger  . . . . . . . . . . . -1-
               1.1  The Merger  . . . . . . . . . . . . . . . . . . . . -1-
                    ----------
               1.2  Effective Time  . . . . . . . . . . . . . . . . . . -1-
                    --------------
               1.3  Effects of the Merger . . . . . . . . . . . . . . . -2-
                    ---------------------
               1.4  Articles of Incorporation and Bylaws; Directors
                    -----------------------------------------------
                    and Officers  . . . . . . . . . . . . . . . . . . . -2-
                    ------------
               1.5  The Closing . . . . . . . . . . . . . . . . . . . . -2-
                    -----------

          ARTICLE 2

          Effect of the Merger on Securities
          of the Company  . . . . . . . . . . . . . . . . . . . . . . . -2-
               2.1  Purchaser Stock . . . . . . . . . . . . . . . . . . -2-
                    ---------------
               2.2  Conversion of Common Stock  . . . . . . . . . . . . -3-
                    --------------------------
               2.3  Exchange of Certificates  . . . . . . . . . . . . . -4-
                    ------------------------
               2.4  Closing of Transfer Books . . . . . . . . . . . . . -5-
                    -------------------------
               2.5  No Further Ownership Rights in Common Stock . . . . -5-
                    -------------------------------------------

          ARTICLE 3

          Representations and Warranties of the Company . . . . . . . . -5-
               3.1  Organization, Standing and Power  . . . . . . . . . -5-
                    --------------------------------
               3.2  Capital Structure . . . . . . . . . . . . . . . . . -6-
                    -----------------
               3.3  Subsidiaries  . . . . . . . . . . . . . . . . . . . -6-
                    ------------
               3.4  Other Interests . . . . . . . . . . . . . . . . . . -7-
                    ---------------
               3.5  Authority; Non-Contravention  . . . . . . . . . . . -7-
                    ----------------------------
               3.6  SEC Documents . . . . . . . . . . . . . . . . . . . -8-
                    -------------
               3.7  Absence of Certain Events . . . . . . . . . . . . . -9-
                    -------------------------
               3.8  Litigation  . . . . . . . . . . . . . . . . . . . . -9-
                    ----------
               3.9  Compliance with Applicable Law  . . . . . . . . . . -9-
                    ------------------------------
               3.10 Employee Plans  . . . . . . . . . . . . . . . . .  -10-
                    --------------
               3.11 Employment Relations and Agreements . . . . . . .  -12-
                    -----------------------------------
               3.12 Limitation on Business Conduct  . . . . . . . . .  -12-
                    ------------------------------
               3.13 Title to, and Sufficiency and Condition of,
                    -------------------------------------------
                    Assets  . . . . . . . . . . . . . . . . . . . . .  -12-
                    ------
               3.14 Environmental Laws and Regulations  . . . . . . .  -13-
                    ----------------------------------
               3.15 Patents, Trademarks, Copyrights . . . . . . . . .  -14-
                    -------------------------------
               3.16 Taxes . . . . . . . . . . . . . . . . . . . . . .  -14-
                    -----
               3.17 Brokers . . . . . . . . . . . . . . . . . . . . .  -15-
                    -------

          ARTICLE 4

          Representations and Warranties of
          the Purchaser . . . . . . . . . . . . . . . . . . . . . . .  -15-
               4.1  Organization, Standing and Power  . . . . . . . .  -15-
                    --------------------------------
               4.2  Authority; Non-Contravention  . . . . . . . . . .  -16-
                    ----------------------------
               4.3  Financing . . . . . . . . . . . . . . . . . . . .  -17-
                    ---------
               4.4  Brokers . . . . . . . . . . . . . . . . . . . . .  -17-
                    -------

          ARTICLE 5

          Covenants . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
               5.1  Alternative Proposals . . . . . . . . . . . . . .  -17-
                    ---------------------
               5.2  Interim Operations of the Company . . . . . . . .  -18-
                    ---------------------------------
               5.3  Meeting of the Company's Stockholders . . . . . .  -20-
                    -------------------------------------
               5.4  Filings, Other Action . . . . . . . . . . . . . .  -20-
                    ---------------------
               5.5  Inspection of Records . . . . . . . . . . . . . .  -21-
                    ---------------------
               5.6  Publicity . . . . . . . . . . . . . . . . . . . .  -21-
                    ---------
               5.7  Proxy Statement . . . . . . . . . . . . . . . . .  -21-
                    ---------------
               5.8  Further Action  . . . . . . . . . . . . . . . . .  -22-
                    --------------
               5.9  Expenses  . . . . . . . . . . . . . . . . . . . .  -22-
                    --------
               5.10 Indemnification . . . . . . . . . . . . . . . . .  -22-
                    ---------------
               5.11 Takeover Statute  . . . . . . . . . . . . . . . .  -23-
                    ----------------
               5.12 Conduct of Business by Purchaser Pending the
                    ---------------------------------------------
                    Merger  . . . . . . . . . . . . . . . . . . . . .  -24-
                    ------
               5.13 Conveyance Taxes  . . . . . . . . . . . . . . . .  -24-
                    ----------------

          ARTICLE 6

          Conditions to Merger  . . . . . . . . . . . . . . . . . . .  -24-
               6.1  Conditions to Each Party's Obligation to Effect
                    -----------------------------------------------
                    the Merger  . . . . . . . . . . . . . . . . . . .  -24-
                    ----------
               6.2  Conditions to Obligation of Company to Effect the
                    -------------------------------------------------
                    Merger  . . . . . . . . . . . . . . . . . . . . .  -25-
                    ------
               6.3  Conditions to Obligation of Purchaser to Effect
                    -----------------------------------------------
                    the Merger  . . . . . . . . . . . . . . . . . . .  -26-
                    ----------

          ARTICLE 7

          Termination . . . . . . . . . . . . . . . . . . . . . . . .  -29-
               7.1  Termination by Mutual Consent . . . . . . . . . .  -29-
                    -----------------------------
               7.2  Termination by Either Purchaser or Company  . . .  -29-
                    ------------------------------------------
               7.3  Termination by Company  . . . . . . . . . . . . .  -29-
                    ----------------------
               7.4  Termination by Purchaser  . . . . . . . . . . . .  -30-
                    ------------------------
               7.5  Effect of Termination and Abandonment . . . . . .  -30-
                    -------------------------------------
               7.6  Extension, Waiver.  . . . . . . . . . . . . . . .  -31-
                    -----------------


          ARTICLE 8

          General Provisions  . . . . . . . . . . . . . . . . . . . .  -31-
               8.1  Nonsurvival of Representations, Warranties and
                    ----------------------------------------------
                    Agreements  . . . . . . . . . . . . . . . . . . .  -31-
                    ----------
               8.2  Notices . . . . . . . . . . . . . . . . . . . . .  -31-
                    -------
               8.3  Assignment; Binding Effect  . . . . . . . . . . .  -32-
                    --------------------------
               8.4  Entire Agreement  . . . . . . . . . . . . . . . .  -32-
                    ----------------
               8.5  Amendment . . . . . . . . . . . . . . . . . . . .  -32-
                    ---------
               8.6  Governing Law . . . . . . . . . . . . . . . . . .  -32-
                    -------------
               8.7  Counterparts  . . . . . . . . . . . . . . . . . .  -32-
                    ------------
               8.8  Headings  . . . . . . . . . . . . . . . . . . . .  -33-
                    --------
               8.9  Interpretation  . . . . . . . . . . . . . . . . .  -33-
                    --------------
               8.10 Waivers . . . . . . . . . . . . . . . . . . . . .  -33-
                    -------
               8.11 Incorporation of Exhibits and Schedules . . . . .  -33-
                    ---------------------------------------
               8.12 Severability  . . . . . . . . . . . . . . . . . .  -33-
                    ------------
               8.13 Confidentiality . . . . . . . . . . . . . . . . .  -33-
                    ---------------
               8.14 Enforcement of Agreement  . . . . . . . . . . . .  -34-
                    ------------------------

                                     DEFINITIONS


          Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Alternative Proposal  . . . . . . . . . . . . . . . . . . . .  16
          Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . 1
          Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . 3
          Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . 2
          Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Company SEC Documents . . . . . . . . . . . . . . . . . . . . . 8
          Company Benefit Plans . . . . . . . . . . . . . . . . . . . .  10
          Company Options . . . . . . . . . . . . . . . . . . . . . . . . 3
          Company Permits . . . . . . . . . . . . . . . . . . . . . . . . 9
          Department of State . . . . . . . . . . . . . . . . . . . . . . 1
          Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . 3
          ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . 1
          Employment Agreements . . . . . . . . . . . . . . . . . . . .  12
          Environmental Laws  . . . . . . . . . . . . . . . . . . . . .  13
          Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . 8
          Governmental Entity . . . . . . . . . . . . . . . . . . . . . . 8
          Hazardous Material  . . . . . . . . . . . . . . . . . . . . .  13
          Instrument  . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          Indemnified Parties . . . . . . . . . . . . . . . . . . . . .  22
          Lawson Options  . . . . . . . . . . . . . . . . . . . . . . . . 6
          Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          Material Adverse Change . . . . . . . . . . . . . . . . . . . . 6
          Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 6
          Meeting of Stockholders . . . . . . . . . . . . . . . . . . .  20
          Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Merger Consideration  . . . . . . . . . . . . . . . . . . . . . 3
          Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . .  11
          Option Consideration  . . . . . . . . . . . . . . . . . . . . . 3
          Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . 4
          PBCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . .  10
          Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . 6
          Proxy Statement . . . . . . . . . . . . . . . . . . . . . . .  21
          Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          Qualifying Alternative Proposal . . . . . . . . . . . . . . .  17
          Releases  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
          Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          Secretary of State  . . . . . . . . . . . . . . . . . . . . .  16
          June 30 Balance Sheet . . . . . . . . . . . . . . . . . . . .  12
          Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          Surviving Corporation . . . . . . . . . . . . . . . . . . . . . 1
          Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . .  14

                             AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated September 17, 1998, between MALT ACQUIRING, INC., a Pennsylvania corporation ("Purchaser"), and THE LION BREWERY, INC., a Pennsylvania corporation (the"Company").

               RECITALS
               --------

               A. The Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate a merger (the "Merger") of Purchaser, with and into the Company, wherein each issued and outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), except shares of Common Stock held by holders who comply with the provisions of Pennsylvania law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive $4.70 per share, in cash, without interest.

               B. The Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

                    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                      ARTICLE 1

                                      THE MERGER

               1.1  The Merger.  Upon the terms and subject to the
                    ----------
          conditions hereof, and in accordance with the Business Corporation Law of Pennsylvania ("PBCL"), Purchaser shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the PBCL.

               1.2  Effective Time.  The Merger shall become effective when
                    --------------
          Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the PBCL, are accepted for filing by the Department of State of the Commonwealth of Pennsylvania (the "Department of State"). When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Articles of Merger are accepted for filing by the Department of State or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as reasonably practicable (but not later than the first business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

               1.3  Effects of the Merger.  The Merger shall have the
                    ---------------------
          effects set forth in the PBCL.

               1.4  Articles of Incorporation and Bylaws; Directors and
                    ---------------------------------------------------
          Officers.
          --------

                    (a) Subject to the terms of Section 5.10, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended by the Articles of Merger to make such changes regarding the capitalization of the Surviving Corporation as Purchaser may request and, as so amended, the Articles of Incorporation and the Bylaws of the Company shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                    (b) The directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                    (c) The officers of Purchaser at the Effective Time and such other persons as designated by Purchaser shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

               1.5  The Closing.  Subject to the terms and conditions of
                    -----------
          this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Thelen Reid & Priest LLP, 40 West 57th Street, New York, NY 10019, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."


                                      ARTICLE 2

                          EFFECT OF THE MERGER ON SECURITIES
                                    OF THE COMPANY

               2.1  Purchaser Stock.  At the Effective Time, each share of
                    ---------------
          the common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

               2.2  Conversion of Common Stock.
                    --------------------------

                    (a) Subject to Sections 2.2(b) and 2.2(c), at the Effective Time each issued and outstanding share of Common Stock shall be converted into the right to receive $4.70, in cash, without interest (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Common Stock shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                    (b) Notwithstanding any provision of this Agreement to the contrary, if required by the PBCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with the PBCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of the PBCL unless and until such holders shall fail to perfect or shall effectively withdraw or shall have lost their rights to appraisal and payment under the PBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give the Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                    (c) At or prior to the Effective Time, the Company shall have made arrangements, the effect of which shall be that no shares of Common Stock or other capital stock of the Surviving Corporation shall be issuable pursuant to options or warrants to purchase shares, or securities convertible into shares, of Common Stock ("Company Options"). The Company shall (i) cause each Stock Plan (as defined in Section 3.2) to terminate as of the Effective Time and (ii) grant no additional Company Options after the date of this Agreement. The Company shall take all such actions under the Stock Plans necessary so that each holder of a Company Option shall be entitled to receive immediately after the Effective Time, in cancellation and settlement of such Company Option, for each share of Common Stock subject to such Company Option an amount in cash equal to the Merger Consideration minus the per share exercise, purchase or conversion price of such Company Option as of the date hereof (the "Option Consideration"). Payment of the Option Consideration with respect to each Company Option shall be contingent upon consummation of the Merger and shall be subject to applicable withholding of income and other taxes. Payment of the Option Consideration shall be made by the Surviving Corporation to the holders of the Company Options at or as promptly as practicable after the Effective Time, without interest. Prior to consummation of the Merger and as a condition thereof, the Company shall furnish Purchaser evidence reasonably satisfactory to Purchaser of the Company's compliance with its obligations under this Section 2.2(c).

               2.3  Exchange of Certificates.
                    ------------------------

                    (a) Prior to the Effective Time, Purchaser shall appoint a bank or trust company to act as paying agent hereunder, which shall be American Stock Transfer and Trust Company, or such other entity as Purchaser and the Company may mutually select (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

                    (b) Purchaser shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay the Merger Consideration, when and as such amounts are needed by the Paying Agent.

                    (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Common Stock immediately prior to the Effective Time (excluding any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser shall reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check in the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

               Until surrendered as contemplated by this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.

                    (d) Purchaser shall have the right to make additional rules, not inconsistent with the terms of this Agreement, governing the payment of cash for shares of Common Stock converted into the right to receive the Merger Consideration.

                    (e) None of the Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.

               2.4  Closing of Transfer Books.  At or after the Effective
                    -------------------------
          Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.

               2.5  No Further Ownership Rights in Common Stock.  From and
                    -------------------------------------------
          after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock.


                                      ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Purchaser that, except as set forth in schedules hereto specifically referring to the Sections hereof intended to be so qualified (the
          "Schedules"):

               3.1  Organization, Standing and Power.  The Company is a
                    --------------------------------
          corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Purchaser or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of Purchaser, or the Company, as the case may be.

               3.2  Capital Structure.  The authorized capital stock of the
                    -----------------
          Company consists of 10 million shares of Common Stock and one million shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

               At the date hereof (i) 3,885,052 shares of Common Stock were issued and outstanding, and (ii) no shares of Common Stock are held by the Company in its treasury. As of the date hereof there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights.

               At the date hereof there are (i) Company Options outstanding under the Company's 1996 Employee Stock Option Plan to acquire 238,431 shares of Company Common Stock and (ii) Company Options issued in 1994 to Charles E. Lawson, Jr. to acquire 57,251 shares of Company Common Stock (the "Lawson Options").

               The foregoing 1996 stock option plan of the Company is herein called the "Stock Plan." Except for such Company Options and the Lawson Options, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its
          Subsidiaries.   Schedule 3.2 sets forth the name of each holder
          of a Company Option, the number of shares of Common Stock for which such Company Option is exercisable and the exercise price
          per share of Common Stock subject to such Company Option.   Since
          July 1, 1996, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Options already in existence on such date and the Company has not granted any stock options for any capital stock or other voting securities of the Company.

               3.3  Subsidiaries.  The Company has no Subsidiaries.
                    ------------
          "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Purchaser or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

               3.4  Other Interests.  The Company does not own directly or
                    ---------------
          indirectly any equity interest or equity investment in, nor is the Company subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

               3.5  Authority; Non-Contravention.
                    ----------------------------

                    (a) The Board of Directors of the Company has approved this Agreement and determined that the Merger is fair and in the best interests of the Company and its stockholders, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of:

                         (i) the Articles of Incorporation or Bylaws of the Company,

                        (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise or license (any of the foregoing, an "Instrument") applicable to the Company or any of its Subsidiaries (other than Instruments involving aggregate payments by or to the Company of $100,000 or less), or

                       (iii) subject to the governmental filings and other matters referred to in Section 3.5(b) and approval of this Agreement by the Company's stockholders, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to, or Company Permit (as defined in Section 3.9) of or relating to, the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Copies of all contracts, agreements, instruments or other documents referred to in Schedule 3.5 have been furnished to Purchaser. Schedule 3.5 lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company as a result of the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

                    (b) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Articles of Merger with the Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and
          (iv) such other consents, orders authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

               3.6  SEC Documents.
                    -------------

                    (a) Since May 2, 1996, the Company has filed all documents with the Securities and Exchange Commission ("SEC") required to be filed under the Securities Act of 1993, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), or the Exchange Act (such documents filed with the SEC on or before the date of this Agreement being the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements contained in Quarterly Reports on Form 10-Q of the Company, as permitted by the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and changes in stockholders' equity and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                    (b) Except as set forth in the Company SEC Documents, the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1998 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                    (c) To the extent there are such, the Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

               3.7  Absence of Certain Events.  Since September 30, 1997,
                    -------------------------
          the Company has operated its business only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents, there has not occurred (i) any Material Adverse Change in the Company; (ii) any change by the Company in its accounting methods, principles or practices; (iii) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company of any of its assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Company's business consistent with past practices; (v) any damage, destruction or loss with respect to property or assets of the Company having a book value, individually or in the aggregate, of in excess of $100,000; (vi) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, officer or key employee of the Company; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee of the Company; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, officer or key employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; or
          (x) any increase in compensation, bonus or other benefits payable to directors, officers or key employees of the Company except in the ordinary course of business consistent with past practice.

               3.8  Litigation.  Except as set forth in the Company SEC
                    ----------
          Documents, there are no actions, suits, proceedings, investigations or reviews pending against the Company or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal.

               3.9  Compliance with Applicable Law.  The Company holds all
                    ------------------------------
          permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except where the failure to hold any Company Permit, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on the Company. The Company is conducting its business in compliance in all material respects with the terms of the Company Permits. The business of the Company is not being, and has not been, conducted in violation in any material respect of any law, Company Permit, ordinance or regulation of any Governmental Entity.

               3.10 Employee Plans.
                    --------------

                    (a) Schedule 3.10 to this Agreement sets forth a list of each of the Company Benefit Plans (as defined below). The Company has complied with and performed in all material respects all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by it under or with respect to any of the Company Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company to any Company Benefit Plan prior to the date hereof have been made, all accruals required to be made under any Company Benefit Plan have been made, and there are no unfunded benefit obligations with respect to any Company Benefit Plan which have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles in the financial statements included in the Company SEC Documents. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan. The Company has not communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans. Except as indicated on Schedule 3.10 the Company does not presently sponsor, maintain, contribute to, nor is the Company required to contribute to, nor has the Company ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or otherwise.

                    (b) With respect to each Company Benefit Plan subject to Title IV of ERISA, (i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company incurring a liability under Title IV of ERISA or which could constitute grounds for terminating any pension plan of the Company ("Pension Plan"); (ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or
          Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency,"as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) the Company has not sought or received a waiver of its funding requirements with respect to any Company Benefit Plan and all contributions payable with respect to each Pension Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) the aggregate of accumulated benefit obligations of each Company Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Benefit Plan) does not exceed the fair market value of the assets of such Company Benefit Plan (as of the date of such valuation).

                    (c) The Company has not incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company, any withdrawal liability (complete or partial within the meaning of Sections 4203 or 4205 of ERISA, respectively) in respect of any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full. Schedule 3.10 sets forth a description of each Multiemployer Plan to which the Company has ever had an obligation to contribute.

                    (d) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in the imposition of any federal excise tax under Section 4975 of the Code with respect to any Company Benefit Plan.

                    (e) The Company does not maintain or contribute to (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

                    (f)  (i) "Plan" means any bonus, incentive
          compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of
          Section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company or to which the Company contributes or has contributed (including any such Plans not now maintained by the Company or to which the Company does not now contribute, but with respect to which the Company has or may have any liability). Copies of all Company Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the most recent Forms 5500 required to be filed with respect thereto have been furnished to Purchaser. Schedule 3.10 sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

               3.11 Employment Relations and Agreements.
                    -----------------------------------

                    (a) (i) The Company is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for any such non-compliance as would not result, individually or in the aggregate, in a Material Adverse Effect on the Company; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against or involving the Company; (iii) except as set forth in Schedule 3.11, the Company is not a party to any collective bargaining agreement, and no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company; and (iv) the Company has not experienced any material labor difficulty during the last three years.

                    (b) The Company does not have any employment, bonus, severance, "change of control", collective bargaining or similar agreements ("Employment Agreements") except as disclosed in
          Schedule 3.11. Copies of all Employment Agreements and all amendments thereto have been previously furnished to the Purchaser.

                    (c) The insurance policies maintained by the Company with respect to workers compensation and medical claims are described in Schedule 3.11. All such insurance policies are in full force and effect; all premiums due and payable thereunder have been paid and the Company is otherwise in full compliance in all material respects with the terms thereof; the Company does not know of any threatened termination of, or any proposed material premium increase with respect to any such policy; no claim or claims by the Company in an aggregate amount greater than $100,000 have been questioned, denied or disputed by the underwriter of such policy; and the reserves maintained by the Company for the uninsured portion of such claims are sufficient to cover the full liability of the Company for all claims that have been incurred and are not covered (in whole or in part, including the deductible thereon) by insurance.

               3.12 Limitation on Business Conduct.  The Company is not a
                    ------------------------------
          party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting the freedom of the Company to engage in any line of business or to compete with any entity.

               3.13 Title to, and Sufficiency and Condition of, Assets.
                    --------------------------------------------------

                    (a) The Company has good and marketable title, or a valid leasehold interest in, all material items of its assets and properties, whether real or personal, tangible or intangible, and including without limitation all assets and properties reflected on the balance sheet and the notes thereto (other than as covered by Section 3.15 hereof), included in its June 30, 1998 financial statements and the notes thereto (the "June 30 Balance Sheet") or acquired after the date of the June 30 Balance Sheet (except for assets and properties sold or otherwise disposed of since such date in the ordinary course of business), free and clear of any mortgages, security interests, liens and encumbrances ("Liens") except:

                         (i)  Liens disclosed in the June 30 Balance Sheet;

                        (ii)  Liens for taxes not yet due or being
          contested in good faith (and for which adequate reserves are reflected on the June 30 Balance Sheet);

                       (iii) Liens arising under financing agreements of the Company identified in the June 30 Balance Sheet;

                        (iv) Statutory or common law Liens relating to obligations of the Company that are not delinquent or are being contested in good faith;

                         (v) Purchase money Liens of the Company that are not delinquent for the purchase of goods in the ordinary course of business consistent with past practice; or

                        (vi) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets. The assets so owned or leased by the Company constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of its business.

                    (b) Except for scheduled capital improvements which are identified in Schedule 3.13, the plants, structures, facilities, machinery, equipment, automobiles, trucks, tools and other properties and assets owned or leased by the Company which are material to the business of the Company are in good operating condition and repair, subject to normal wear and use, and useable in a manner consistent with their current use. All improvements on real property owned or leased by the Company conform in all material respects to applicable state and local zoning and other land use ordinances and building codes.

               3.14 Environmental Laws and Regulations.
                    ----------------------------------

                    (a) The Company is in compliance with all applicable Environmental Laws, except where such noncompliance, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on the Company. The term "Environmental Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (i) pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata),
          (ii) Releases (as defined in 42 U.S.C.(Section)9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (iii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                    (b) During the period of ownership or operation by the Company of any of its current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company, or, to the best of its knowledge, any other party in, on, under or affecting such properties, which have not been fully remediated to the extent required by applicable Environmental Law and the Company has not disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release. The Company has not received any notice or claim that it is a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (Section)9601, et. seq., as amended, or similar, applicable state or local laws, which claim has not been settled or otherwise released. There is not currently pending any notice, summons, complaint, lawsuit, citation, directive, order, notice letter, or legal or administrative action from any party or Governmental Entity with respect to alleged liabilities arising under Environmental Laws. The term "Hazardous Material" means any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious and medical wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), natural gas, synthetic gas and mixtures thereof, PCBs or materials containing PCBs, asbestos and/or asbestos-containing materials or solid wastes, in each case to the extent regulated under any Environmental Law and all regulations promulgated under each and all amendments thereto, or any other federal, state or local environmental law, ordinance, regulations, rule or order.

                    (c) There are no underground storage tanks in or on the owned or leased properties of the Company.

                    (d)  There is no friable asbestos or
          asbestos-containing materials at, on, or in the owned or leased properties of the Company, except that which has been encapsulated or otherwise managed in place and in good repair. The Company has made available to the Purchaser records concerning the presence, location and quantity of asbestos-containing materials and presumed-asbestos containing materials in such properties to the extent called for in 29 CFR
          Section 1910.1001(j).

               3.15 Patents, Trademarks, Copyrights.  The Company owns or
                    -------------------------------
          possesses adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company as currently being conducted and, to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing.

               3.16 Taxes.  (i) The Company has filed all material Tax
                    -----
          Returns required to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company; and (iv) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such Taxes anticipated to be payable in respect of periods through the date hereof. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any person under Treas. Reg. (Section) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Surviving Corporation will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual," as those terms are defined in Section 280G of the Code, without regard to whether such payment is to be made in the future. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

               3.17 Brokers.  No broker, investment banker or other person,
                    -------
          other than Tucker Anthony Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between Tucker Anthony Incorporated and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Purchaser.

               3.18 Opinion of Financial Advisor.  The Company has received
                    ----------------------------
          the opinion of Tucker Anthony Incorporated, to the effect that, as of the date hereof, the Merger Consideration in cash to be received by the holders of shares of Common Stock is fair to such holders from a financial point of view.


                                      ARTICLE 4

                          REPRESENTATIONS AND WARRANTIES OF
                                    THE PURCHASER

               The Purchaser represents and warrants to the Company as follows:

               4.1  Organization, Standing and Power.   The Purchaser is a
                    --------------------------------
          corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

               4.2  Authority; Non-Contravention.
                    ----------------------------

                    (a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or give rise to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any provision of:

                         (i) the Articles of Incorporation or Bylaws of the Purchaser,

                        (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Purchaser, or

                       (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser, materially impair the ability of the Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                    (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for (i) compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Department of State and appropriate documents with the relevant authorities of other states in which the Purchaser is qualified to do business, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, materially impair the ability of Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

               4.3  Financing.  Purchaser possesses, or has commitments
                    ---------
          for, sufficient funds to enable it to acquire all issued and outstanding shares of Common Stock on a fully diluted basis pursuant to the Merger and to pay all fees and expenses payable by Purchaser related to the transactions contemplated by this Agreement.

               4.4  Brokers.  No broker, investment banker or other person,
                    -------
          is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                      ARTICLE 5

                                      COVENANTS

               5.1  Alternative Proposals.  Prior to the Effective Time,
                    ---------------------
          the Company agrees

                    (a) that it shall not, nor shall it permit its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any equity securities of, the Company or all or any significant portion of the assets of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise take any action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal;

                    (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform any such person or entity of the Company's obligations under this
          Section 5.1; and

                    (c) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide, Fully-Financed (as hereinafter defined) Alternative Proposal which would yield to stockholders a net price of not less than $4.85 per share in cash and without reduction of any sort (a "Qualifying Alternative Proposal") and that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) the Company keeps the Purchaser informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (A) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (B) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect unless the Company shall have given the Purchaser ten days' prior written notice of its intent to terminate the Agreement during which period the Purchaser will have the opportunity to match the consideration offered by any such Alternative Proposal (if the Purchaser offers to match such consideration, the Agreement shall be amended to increase the consideration and, if necessary, to extend time periods to permit proxy recirculation (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (C) affect any other obligation of the Company under this Agreement. For purposes hereof, a "Fully-Financed" Alternative Proposal shall be one where the prospective acquiror through its possession of one or more of (i) marketable securities, cash and cash equivalents,
          (ii) undrawn lines of credit from reputable financial institutions and (iii) commitment letters from one or more reputable institutions (which may only be subject to completion of due diligence and other standard conditions), has sufficient financing to pay in full the consideration provided for in such Alternative Proposal and any amounts payable pursuant to Section 7.5(a) of this Agreement. Notwithstanding anything to the contrary contained herein, a Qualifying Alternative Proposal may be subject to the reasonable due diligence of the prospective acquiror.

               5.2  Interim Operations of the Company.
                    ---------------------------------

                    (a) From and after the date of this Agreement until the Effective Time, except as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the Company:

                         (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                        (ii) Shall use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

                       (iii) Shall not amend its Articles of Incorporation or Bylaws or comparable governing instruments;

                        (iv) Shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Material Adverse Effect with respect to the Company;

                         (v) Shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                        (vi)  (A) Shall not, except pursuant to the
          exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof and (B) shall not
          (x) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or key employee, (y) except in the ordinary course of business consistent with past practice, increase any compensation with any present or future officers, directors or key employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or key employee or amend any such existing agreement in any material respect (other than pursuant to severance agreements previously delivered to Purchaser), or (z) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

                       (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

                      (viii) Shall not sell, lease, abandon or otherwise dispose of any of its assets or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except in the ordinary course of business consistent with past practice;

                        (ix) Shall not incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, or issue or sell any debt securities other than borrowings under existing lines of credit and usual and customary advancement of expenses in the ordinary course of business;

                         (x) Shall not mortgage or otherwise encumber or subject to any Lien any of its properties or assets;

                        (xi) Shall not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company;

                       (xii) Shall not make any commitment or enter into any contract or agreement or make any capital expenditure except for (x) customer purchase orders and purchases of raw materials used in the business of the Company agreed to or made in the ordinary course of business consistent with past practice, (y) any other commitment, contract and agreement involving aggregate payments to or by the Company not in excess of $100,000, providing for termination without notice by the Company on 90 or fewer days' notice, and made by the Company in the ordinary course of business consistent with past practice or (z) capital expenditures that individually or in the aggregate do not exceed $100,000;

                      (xiii)  Shall not revalue any of its assets,
          including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

                       (xiv) Shall not make any tax election except consistent with past practice or settle or compromise any material income tax liability;

                        (xv) Shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

                       (xvi) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice; or

                      (xvii) Shall not agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would result in a failure of the condition to Closing set forth in Section 6.3(a).

               5.3  Meeting of the Company's Stockholders.  The Company
                    -------------------------------------
          will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its stockholders (the "Meeting of Stockholders") as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend such approval and the Purchaser and the Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.7); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken (but only in compliance with the proviso in Section 5.1(c)) by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment based upon the advice of outside counsel as to its fiduciary duties imposed by law.

               5.4  Filings, Other Action.  Subject to the terms and
                    ---------------------
          conditions herein provided, the Company and the Purchaser shall:

                    (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and

                    (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

               5.5  Inspection of Records.  From the date hereof to the
                    ---------------------
          Effective Time, the Company shall (i) allow all designated officers, attorneys, accountants and other representatives of the Purchaser reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company, (ii) furnish to the Purchaser's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (iii) instruct its employees, counsel and financial advisors to cooperate with the Purchaser in the Purchaser's investigation of the business of the Company, and
          (iv) make its management personnel available for discussions with representatives of the Purchaser at mutually convenient times.

               5.6  Publicity.  The initial press release relating to this
                    ---------
          Agreement shall be a joint press release and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange (or other similar regulatory body) with respect thereto.

               5.7  Proxy Statement.
                    ---------------

                    (a) The Company shall prepare and file with the SEC as soon as practicable but in any event within two weeks from the date hereof a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the holders of Common Stock in connection with the meeting of such holders in connection with the Merger. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify the Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give the Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                    (b) The Company agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by the Purchaser specifically for use in the Proxy Statement. The Purchaser agrees that the information concerning the Purchaser provided by it in writing for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               5.8  Further Action.  Each party hereto shall, subject to
                    --------------
          the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

               5.9  Expenses.  Whether or not the Merger is consummated,
                    --------
          all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

               5.10 Indemnification.
                    ---------------

                    (a) From and after the Effective Time, Purchaser agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries (the "Indemnified Parties") to the full extent such persons may be indemnified by the Company pursuant to the Company's Articles of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertakings, as required by applicable law or set forth in the Company's Bylaws as in effect prior to the Effective Time.

                    (b) Any Indemnified Party will promptly notify Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section; provided, however, that the failure to furnish any such notice shall not relieve Purchaser or the Surviving Corporation from any indemnification obligation under this Section except to the extent Purchaser or the Surviving Corporation is prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (x) the Surviving Corporation will have the right to assume the defense thereof by counsel reasonably acceptable to the Indemnified Parties, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, reasonably acceptable to such Indemnified Parties and Purchaser, at the expense of the indemnifying party if the named parties to any such proceeding include both the Indemnified Parties and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, (y) the Indemnified Parties will cooperate in the defense of any such matter, and (z) the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

                    (c) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions that are no less favorable to the past and present officers and directors of the Company than those set forth as of the date hereof in the Articles of Incorporation of the Company and the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

                    (d) The Surviving Corporation shall use reasonable commercial efforts to maintain in effect for six years from the Effective Time directors' and officers' "tail" liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to the existing coverage.

                    (e) This Section 5.10 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, Purchaser, the Company and the Surviving Corporation. Purchaser hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this Section 5.10.

               5.11 Takeover Statute.  If any "fair price", "moratorium",
                    ----------------
          "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

               5.12 Conduct of Business by Purchaser Pending the Merger.
                    ---------------------------------------------------
          Prior to the Effective Time and subject to any applicable regulatory approvals, the Purchaser shall (a) perform its obligations under this Agreement in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and (b) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement.

               5.13 Conveyance Taxes.  The Company and the Purchaser shall
                    ----------------
          cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.


                                      ARTICLE 6

                                 CONDITIONS TO MERGER


               6.1  Conditions to Each Party's Obligation to Effect the
                    ---------------------------------------------------
          Merger.  The respective obligation of each party to effect the
          ------
          Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                    (a) This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

                    (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                    (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Purchaser or the Company following the Effective Time.

               6.2  Conditions to Obligation of Company to Effect the
                    -------------------------------------------------
          Merger.  The obligation of the Company to effect the Merger shall
          ------
          be subject to the fulfillment at or prior to the Closing Date of the conditions that:

                    (a) There shall have been no intentional or willful non-performance, in any material respect, by the Purchaser of its agreements contained in this Agreement required to be performed on or prior to the Closing Date nor shall there have been, in any material respect, any willfully or intentionally untrue representation or warranty of the Purchaser contained in this Agreement or in any document delivered in connection herewith.

                    (b) The Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement and (iii) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and

                    (c) The Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to the effect of the preceding clauses
          (a) and (b).

                    (d) The Board of Directors of the Company shall have received a certificate of the President and the Chief Financial Officer of the Company, dated that Closing Date, certifying to the effect of clause (a)(ii) of Section 6.3 insofar as it relates to the representations and warranties of the Company contained in this Agreement or in any document delivered in connection herewith.

                    (e) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, or (ii) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect.

                    (f) The Company shall have received an opinion of Thelen Reid & Priest LLC, special counsel for the Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser and its counsel, to the effect that:
          (i) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as then being conducted and to consummate the transactions contemplated by this Agreement, (ii) all necessary corporate proceedings of the Board of Directors and the stockholders of the Purchaser to the extent required by law, the Articles of Incorporation and the By-laws of the Purchaser or otherwise, to authorize the execution and delivery of this Agreement and to consummate the Merger contemplated hereby have been duly and validly taken, (iii) the Purchaser has corporate power to execute and deliver this Agreement, and this Agreement constitutes the legal, duly authorized, valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the application of insolvency, bankruptcy or other laws affecting the enforcement of creditors rights or limitations on the availability of equitable remedies, and (iv) execution and performance of this Agreement and consummation of the Merger and the transactions contemplated hereunder does not and will not violate or result in a breach of any provision of any charter or by-law or other organizational or constitutional document of the Purchaser.

                         Such opinion shall also state that such counsel have participated in the preparation of the Proxy Statement and, on the basis of a general review of the Proxy Statement and participation in conferences at which the contents of the Proxy Statement and related matters were discussed, but without independent verification of the accuracy, completeness or fairness of the statements contained in the Proxy Statement, such counsel does not have actual knowledge which would lead them to believe that the Proxy Statement (except as to the financial statements and other financial and statistical information contained therein and material relating to or supplied by Company for use therein as to which counsel need not comment), as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                         In rendering such opinion, such counsel may rely to the extent specified therein upon certificates of state officials and officers of the Purchaser as to matters of fact and upon one or more opinions of local counsel of established reputation as to all legal matters involving other than Federal law. Such opinion will also cover such other matters as the Company may reasonably request.

               6.3  Conditions to Obligation of Purchaser to Effect the
                    ---------------------------------------------------
          Merger.  The obligation of the Purchaser to effect the Merger
          ------
          shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                    (a) (i) There shall have been no intentional or willful non-performance, in any material respect, by the Company of its agreements contained in this Agreement required to be performed on or prior to the Closing Date nor shall there have been any willfully or intentionally untrue representation or warranty of the Company contained in this Agreement or in any document delivered in connection herewith, (ii) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, except (A) for changes specifically permitted by this Agreement or otherwise accepted in writing by Purchaser, (B) for non-performance or breaches which, separately or in the aggregate, would not have a Material Adverse Effect on the Company or the Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and
          (C) that those representations and warranties which address matters only as of a particular date shall remain true and correct, in all material respects, as of such date, and (iii) the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to the effect of the preceding clauses (i) and (ii).

                    (b) From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to the Company (it being understood and agreed that the incurrence of capital expenditures set forth in Schedule 3.13(b) shall not be deemed to be a Material Adverse Change).

                    (c) After the Effective Time, no person shall have any right under any Stock Plan (or any Company Option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company.

                    (d) There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, or enforced by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending (with a reasonable likelihood of success), which (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires the divestiture of a material portion of the business of the Purchaser, or of the Company or of the Surviving Corporation taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of shares of capital stock of the Surviving Corporation (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation) or makes the holding by the Purchaser of any such shares illegal or subject to any materially burdensome requirement or condition,
          (iv) requires the Purchaser, the Company, the Surviving Corporation or any of their respective material Subsidiaries or affiliates to cease or refrain from engaging in any material business, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement in any material respect or increases or may increase in any material respect the liabilities or obligations of the Purchaser or the Surviving Corporation arising out of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

                    (e) Purchaser shall have received an opinion of Haythe & Curley, special counsel for the Company, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser and its counsel, to the effect that: (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as then being conducted and to consummate the transactions contemplated by this Agreement, (ii) the equity capitalization of the Company is as set forth in Section 3.2 hereof, (iii) to the knowledge of such counsel, except as disclosed in Section 3.2, there are not outstanding any options or agreements binding on the Company to sell, issue or dispose of any capital stock or other interests of the Company, (iv) all necessary corporate proceedings of the Board of Directors and the stockholders of the Company, to the extent required by law, the Articles of Incorporation and the Bylaws of the Company or otherwise, to authorize the execution and delivery of this Agreement and to consummate the Merger contemplated hereby have been duly and validly taken, (v) the Company has corporate power to execute and deliver this Agreement, and this Agreement constitutes the legal, duly authorized, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the application of insolvency, bankruptcy or other laws affecting the enforcement of creditors rights and limitations on the availability of equitable remedies, and (vi) execution and performance of this Agreement and consummation of the Merger and the transactions contemplated hereunder does not and will not violate or result in a breach of any provision of any charter or by-law or other organizational or constitutional document of the Company.

                         Such opinion shall also state that such counsel have participated in the preparation of the Proxy Statement and, on the basis of a general review of the Proxy Statement and participation in conferences at which the contents of the Proxy Statement and related matters were discussed, but without independent verification of the accuracy, completeness or fairness of the statements contained in the Proxy Statement, such counsel does not have actual knowledge which would lead them to believe that the Proxy Statement (except as to the financial statements and other financial and statistical information contained therein and material relating to or supplied by Purchaser for use therein as to which counsel need not comment), as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                         In rendering such opinion, such counsel may rely to the extent specified therein upon certificates of state officials and officers of the Company as to matters of fact and upon one or more opinions of local counsel of established reputation as to all legal matters involving other than Federal law. Such opinion will also cover such other matters as Purchaser or its counsel may reasonably request, and will permit reliance on such opinion by Purchaser s investors and lenders.

                    (f) Not more than 10% of the outstanding shares of the Company entitled to vote at the Meeting of Stockholders shall have perfected appraisal rights in respect of the Merger.




                                      ARTICLE 7

                                     TERMINATION

               7.1  Termination by Mutual Consent.  This Agreement may be
                    -----------------------------
          terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of the Purchaser and the Company.

               7.2  Termination by Either Purchaser or Company.  This
                    ------------------------------------------
          Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by December 31, 1998 (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or
          (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31 1998.

               7.3  Termination by Company.  This Agreement may be
                    ----------------------
          terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Company, if (a) there is a Qualifying Alternative Proposal (as defined in Section 5.1(b)) that the Board of Directors of the Company in good faith determines (in consultation with its financial advisors) represents a financially superior transaction for the stockholders of the Company as compared to the Merger and in the exercise of its good faith judgment as to its fiduciary duties imposed by law, as advised by outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such being made; provided that the Company shall (i) notify the Purchaser promptly of its intention to terminate this Agreement or to enter into a definitive agreement with respect to any such Qualifying Alternative Proposal (which notice shall describe the material terms of such definitive agreement), and (ii) give Purchaser 10 days to increase the consideration payable hereunder to that payable pursuant to the Qualifying Alternative Proposal (if so increased this Agreement may not be terminated) but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's proposed termination of this Agreement; and provided further that the right to terminate this Agreement pursuant to this clause shall not be available if there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3(a) hereof, or (b) there has been a non-performance or breach by the Purchaser which has or would reasonably be expected to have resulted in a failure of condition under Section 6.2, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Company to the Purchaser. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.2 or this
          Section 7.3 is conditioned upon the payment by the Company of any amounts owed by it pursuant to Section 7.5(a) to the extent owed thereunder.

               7.4  Termination by Purchaser.  This Agreement may be
                    ------------------------
          terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Purchaser, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, or (ii) there has been a non-performance or breach by the Company which has or would reasonably be expected to have resulted in a failure of condition under Section 6.3, which non-performance or breach is not curable or, if curable, is not cured within 30 days after written notice of such non-performance or breach is given by the Purchaser to the Company.


               7.5  Effect of Termination and Abandonment.
                    -------------------------------------

                    (a) In the event that any person shall have made an Alternative Proposal for the Company and (i) thereafter this Agreement is terminated pursuant to Section 7.3(a) or clause (i) of Section 7.4 or (ii) this Agreement is terminated for any other reason (other than the breach of this Agreement by the Purchaser) and, in the case of this clause (ii) only, a transaction contemplated by such Alternative Proposal is consummated within one year after such termination (either of the foregoing events being called a "Payment Event"), then the Company shall pay the Purchaser the sum of Eight Hundred Thousand Dollars ($800,000) which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section
          7.3 if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this
          Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

                    (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and except for the provisions of Sections 5.9, 8.3, 8.4, 8.6, 8.8, 8.9, 8.12 and 8.13. Moreover, in the event of termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of any material provision of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

               7.6  Extension, Waiver.
                    -----------------

               At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
          (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                      ARTICLE 8

                                  GENERAL PROVISIONS

               8.1  Nonsurvival of Representations, Warranties and
                    ----------------------------------------------
          Agreements.  All representations, warranties and agreements in
          ----------
          this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 2, Sections 5.9 and 5.10 and this Article 8 shall survive the Merger.

               8.2  Notices.  Any notice required to be given hereunder
                    -------
          shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          If to the Purchaser:               If to the Company:

          Mr. Charles E. Lawson, Jr.         Mr. D.J. Sutherland, Chairman
          700 North Pennsylvania Avenue      High Farms Road, Box 154
          Wilkes Barre, PA  18705            Glen Head, NY 11545
          Telecopy No.:  (717) 823-9073      Telecopy No.:  (516) 759-1754

          With copies to:                    With copies to:

          Gregory Katz, Esq.                 Andrew J. Beck, Esq.
          Thelen Reid & Priest LLP           Haythe & Curley
          40 West 57th Street                237 Park Avenue
          New York, NY  10019                New York, NY  10017-3142
          Telecopy No.:  (212) 603-2001      Telecopy No.:  (212) 682-0200


          or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

               8.3  Assignment; Binding Effect.  Neither this Agreement nor
                    --------------------------
          any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               8.4  Entire Agreement.  This Agreement, the Schedules, and
                    ----------------
          any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

               8.5  Amendment.  This Agreement may be amended by the
                    ---------
          parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               8.6  Governing Law.  This Agreement shall be governed by,
                    -------------
          and construed in accordance with the laws of Pennsylvania applicable to contracts executed and to be performed entirely within that State without regard to the conflicts of laws principles thereof.

               8.7  Counterparts.  This Agreement may be executed by the
                    ------------
          parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               8.8  Headings.   Headings of the Articles and Sections of
                    --------
          this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

               8.9  Interpretation.  In this Agreement, unless the context
                    --------------
          otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

               8.10 Waivers.  Except as provided in this Agreement, no
                    -------
          action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

               8.11 Incorporation of Exhibits and Schedules.  The Exhibits
                    ---------------------------------------
          and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

               8.12 Severability.  Any term or provision of this Agreement
                    ------------
          which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               8.13 Confidentiality.  Purchaser agrees to treat
                    ---------------
          confidentially all non-public confidential information, trade secrets and proprietary business practices and concepts (the "Evaluation Material") disclosed by the Company to the Purchaser at any time prior to the Closing Date. Purchaser agrees to transmit the Evaluation Material only to its employees, agents, financing sources or partners, and others who need to know such information and who shall be advised by the Purchaser of this provision and agree to be bound by the terms hereof. In the event that the Purchaser is required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order and/or waive the Purchaser's compliance with these provisions. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is nonetheless, in the opinion of its counsel, compelled to disclose any of the Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Purchaser may disclose such Evaluation Material to such tribunal without liability hereunder. In the event that the Merger is not effected after the Purchaser has been furnished with Evaluation Material, it will promptly upon the request of the Company deliver to the Company the Evaluation Material, without retaining any copy thereof. The term "Evaluation Material" does not include information which (i) becomes or has been generally available to the public other than as a result of a disclosure by the Purchaser or its representatives, (ii) was available to the Purchaser on a non-confidential basis prior to its disclosure to the Purchaser by the Company or its representatives, or (iii) becomes available to the Purchaser on a non-confidential basis from a source other than the Company or its representatives, provided, however, that such source is not bound by a confidentiality agreement with the Company or its representatives.

               8.14 Enforcement of Agreement.  The parties hereto agree
                    ------------------------
          that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. By each party's execution and delivery hereof, such party hereby irrevocably submits to the jurisdiction of any such court in connection with any such suit or proceeding, irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto and each waives personal service of any summons, complaint or other process which may be made by any other means permitted by Pennsylvania law. The parties hereto irrevocably consent to service of process in the manner described in Section 8.2 hereof, AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT.

               IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                        The Lion Brewery, Inc.


                                        By:   /s/ Donald J. Sutherland
                                            -------------------------------
                                                  Chairman of the Board


                                        Malt Acquiring, Inc.


                                        By:   /s/ Charles E. Lawson, Jr.
                                            -------------------------------
                                                  President